EXHIBIT 21
LIST OF SUBSIDIARIES
Sapient Australia Pty. Ltd. (Australian company, wholly-owned)
Sapient Canada Inc. (Ontario corporation, wholly-owned)
Sapient Corporation Private Limited (India corporation, wholly-owned)
Sapient GmbH, a Dusseldorf corporation (German corporation, wholly-owned)
Sapient Government Services, Inc. (Delaware corporation, wholly-owned)
Sapient Limited (UK limited liability company, wholly-owned)
Sapient Netherlands, B.V. (Netherlands corporation, wholly-owned)
Sapient Sweden AB (Sweden company, wholly-owned)
Sapient Securities Corporation (Massachusetts corporation, wholly-owned)